Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation

Announces First Quarter 2023 Financial Results

Reports Strong Performance with Higher Total Investment Income, Core Investment Income and Net Investment Income Quarter-over-Quarter, While Also Continuing Share Repurchase Program in the First Quarter of 2023

Increases Quarterly Distribution to $0.69 Per Share in the Second Quarter of 2023, Marking the Third Consecutive Quarter of an Increased Stockholder Distribution

NEW YORK, May 10, 2023 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•

Total investment income for the first quarter of 2023 was $20.3 million, an increase of $1.7 million as compared to $18.6 million for the fourth quarter of 2022 and an increase of $3.4 million as compared to $16.9 million for the first quarter of 2022.

•

Core investment income[1], excluding the impact of purchase price accounting, for the first quarter of 2023 was $19.3 million, an increase of $1.6 million as compared to $17.7 million for the fourth quarter of 2022 and an increase of $4.2 million as compared to $15.1 million for the first quarter of 2022.

•

Net investment income (“NII”) for the first quarter of 2023 was $8.5 million ($0.89 per share), an increase of $1.4 million as compared to $7.1 million ($0.74 per share) for the fourth quarter of 2022 and an increase of $0.6 million as compared to $7.9 million ($0.82 per share) for the first quarter of 2022.

•	Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended March 31, 2023 were 35,613 at an aggregate cost of approximately $0.8 million.

Subsequent Events

•

Increased stockholder distribution of $0.69 per share for the second quarter of 2023, payable on May 31, 2023 to stockholders of record at the close of business on May 22, 2023. This is a $0.01 per share distribution increase as compared to the first quarter of 2023 and a $0.06 per share distribution increase as compared to the second quarter of 2022. This also marks the third consecutive quarter of a stockholder distribution increase and the fifth stockholder distribution increase over the last seven quarters.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase price discount accounting in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

Management Commentary

•

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “Continuing off the back of strong earnings momentum seen in fiscal year 2022, we are pleased to report yet another strong quarter of financial performance in the first quarter of 2023. Our total investment income, core investment income and net investment income for the first quarter of 2023 all increased in comparison to the fourth quarter of 2023, as we continue to see the impact that rising rates have had in generating incremental revenue from our debt portfolio investments. We believe we are well-positioned to take advantage of opportunities that arise from the current market environment by continuing to be selective and resourceful in our investment decision-making. Overall, our strong performance this past quarter has allowed us to raise our dividend for the third consecutive quarter to $0.69 per share and we believe we remain situated to continue to deliver attractive returns to our shareholders throughout 2023.”

Selected Financial Highlights

•

Total investments at fair value as of March 31, 2023 was $539.1 million; when excluding CLO funds, Joint Ventures, and short-term investments, these investments are spread across 28 different industries and 106 different entities with an average par balance per entity of approximately $3.3 million. This compares to $576.5 million of total investments at fair value (excluding derivatives) as of December 31, 2022, comprised of investments in 119 different entities (excluding CLO funds, Joint Ventures, and short-term investments).

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of March 31, 2023 and December 31, 2022 was approximately 11.7% and 11.1%, respectively.

•

Non-accruals on debt investments, as of March 31, 2023, were five debt investments, which compares to four debt investments on non-accrual status as of December 31, 2022 and six debt investments on non-accrual status as of March 31, 2022. As of March 31, 2023, debt investments on non-accrual status represented 0.3% and 1.5% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to debt investments on non-accrual status representing 0.0% and 0.6% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2022 and 0.2% and 1.9% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of March 31, 2022.

•	Net asset value (“NAV”) for the first quarter of 2023 was $225.1 million ($23.56 per share) as compared to $232.1 ($24.23 per share) for the fourth quarter of 2022.

•

Par value of outstanding borrowings, as of March 31, 2023, was $358.3 million with an asset coverage ratio of total assets to total borrowings of 162%. On a net basis, leverage as of March 31, 2023 was 1.39x2 compared to net leverage of 1.49x2 as of December 31, 2022.

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $46.1 million and $33.1 million of cash and cash equivalents and restricted cash for the quarters ended March 31, 2023 and December 31, 2022, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Results of Operations

Operating results for the three months ended March 31, 2023 and 2022 were as follows:

	For the Three Months Ended March 31,
($ in thousands)	2023	2022
Total investment income	$20,327	$16,944

Total expenses	11,798	9,036

Net Investment Income	8,529	7,908

Net realized gain (loss) on investments	(3,085)	(5,553)

Net unrealized gain (loss) on investments	(5,960)	2,143

Tax (provision) benefit on realized and unrealized gains (losses) on investments	571	(440)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(8,474)	(3,850)

Net Increase (Decrease) In Net Assets Resulting from Operations	$55	$4,058

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$0.01	$0.42
Net Investment Income Per Common Share:
Basic and Diluted:	$0.89	$0.82
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,555,125	9,698,099

Investment Income

The composition of our investment income for the three months ended March 31, 2023 and 2022 was as follows:

	For the Three Months Ended March 31,
	2023	2022
Interest from investments in debt excluding accretion	$14,105	$9,812
Purchase discount accounting	1,042	1,812
PIK Investment Income	1,600	1,382
CLO Income	548	1,634
JV Income	2,459	2,108
Service Fees	573	196

Investment Income	$20,327	$16,944

Less: Purchase discount accounting	$(1,042)	$(1,812)

Core Investment Income	$19,285	$15,132

Fair Value of Investments

The composition of our investment portfolio as of March 31, 2023 and December 31, 2022 at cost and fair value was as follows:

	March 31, 2023 (Unaudited)			December 31, 2022
Security Type	Cost/Amortized Cost	Fair Value	%(3)	Cost/Amortized Cost	Fair Value	%(3)
Senior Secured Loan	$408,665	$392,022	73	$435,856	$418,722	73
Junior Secured Loan	64,319	50,795	9	65,776	56,400	10
Senior Unsecured Bond	416	43	0	416	43	0
Equity Securities	24,345	15,320	3	28,848	21,905	4
CLO Fund Securities	30,860	19,241	4	34,649	20,453	3
Asset Manager Affiliates(4)	17,791	—	—	17,791	—	—
Joint Ventures	74,394	61,701	11	68,850	58,955	10
Derivatives	31	—	—	31	—	—

Total	$620,821	$539,122	100%	$652,217	$576,478	100%

[3]	Represents percentage of total portfolio at fair value
[4]	Represents the equity investment in the Asset Manager Affiliates

Liquidity and Capital Resources

As of March 31, 2023, the Company had $358.3 million (par value) of borrowings outstanding with a weighted average interest rate of 6.4%, of which $108.0 million par value had a fixed rate and $250.3 million par value had a floating rate. This balance was comprised of $79.0 million of outstanding borrowings under the Senior Secured Revolving Credit Facility, $171.3 million of 2018-2 Secured Notes due 2029, and $108.0 million of 4.875% Notes due 2026.

As of March 31, 2023 and December 31, 2022, the fair value of investments and cash were as follows:

Security Type	March 31, 2023	December 31, 2022
Cash and cash equivalents	$11,865	$5,148
Restricted Cash	34,241	27,983
Senior Secured Loan	392,022	418,722
Junior Secured Loan	50,975	56,400
Senior Unsecured Bond	43	43
Equity Securities	15,320	21,905
CLO Fund Securities	19,241	20,453
Asset Manager Affiliates	—	—
Joint Ventures	61,701	58,955
Derivatives	—	—

Total	$585,228	$609,609

As of March 31, 2023, the Company had unrestricted cash of $11.9 million and restricted cash of $34.2 million. This compares to unrestricted cash of $5.1 million and restricted cash of $28.0 million as of December 31, 2022. As of March 31, 2023, the Company had $36.0 million of available borrowing capacity under the Senior Secured Revolving Credit Facility, and no remaining borrowing capacity under the 2018-2 Secured Notes.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including LIBOR and prime rates.

As of March 31, 2023, approximately 89.2% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as LIBOR or the prime rate. 77.4% of these floating rate loans contain LIBOR floors ranging between 0.50% and 2.00%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the Revolving Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,579	$3,158	$4,738
Decrease in interest rate	$(1,579)	$(3,158)	$(4,727)

Conference Call and Webcast

We will hold a conference call on Thursday, May 11, 2023, at 9:00 am Eastern Time to discuss our first quarter 2023 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 307-1963 approximately 10 minutes prior to the start of the conference call and use the conference ID 4553626.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/v8f43d5t. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over €40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund. For more information, please visit www.bcpartners.com.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with. merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions, including but not limited to the impact of the COVID-19 pandemic, and their impact on the industries in which we invest; and (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd floor

New York, NY 10022

info@portmanridge.com

Jason Roos

Jason.Roos@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31, 2023 (Unaudited)	December 31, 2022
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost: 2023 - $485,106; 2022 - $518,699)	$447,048	$483,698
Non-controlled affiliated investments (amortized cost: 2023 - $77,393; 2022 - $75,196)	75,713	73,827
Controlled affiliated investments (cost: 2023 - $58,322; 2022 - $58,322)	16,361	18,953

Total Investments at Fair Value (cost: 2023 - $620,821; 2022 - $652,217)	$539,122	$576,478
Cash and cash equivalents	11,865	5,148
Restricted cash	34,241	27,983
Interest receivable	3,777	4,828
Receivable for unsettled trades	690	1,395
Due from affiliates	1,376	930
Other assets	2,558	2,724

Total Assets	$593,629	$619,486

LIABILITIES
2018-2 Secured Notes (net of discount of: 2023 - $1,181; 2022 - $1,226)	$170,107	$176,937
4.875% Notes Due 2026 (net of discount of: 2023 - $1,585; 2022 - $1,704; net of deferred financing costs of: 2023 - $756; 2022 - $818)	105,659	105,478
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of: 2023 - $1,024; 2022 - $1,107)	77,976	90,893
Payable for unsettled trades	845	1,276
Accounts payable, accrued expenses and other liabilities	3,937	4,614
Accrued interest payable	4,937	3,722
Due to affiliates	1,301	900
Management and incentive fees payable	3,761	3,543

Total Liabilities	$368,523	$387,363
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,927,289 issued, and 9,556,356 outstanding at March 31, 2023, and 9,916,856 issued, and 9,581,536 outstanding at December 31, 2022	$96	$96
Capital in excess of par value	736,207	736,784
Total distributable (loss) earnings	(511,197)	(504,757)

Total Net Assets	$225,106	$232,123

Total Liabilities and Net Assets	$593,629	$619,486

Net Asset Value Per Common Share	$23.56	$24.23

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2023	2022
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$14,846	$12,667
Non-controlled affiliated investments	849	591

Total interest income	$15,695	$13,258
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	$1,527	$1,126
Non-controlled affiliated investments	73	256

Total payment-in-kind income	$1,600	$1,382
Dividend income:
Non-controlled affiliated investments	$1,384	$945
Controlled affiliated investments	1,075	1,163

Total dividend income	$2,459	$2,108
Fees and other income:
Non-controlled/non-affiliated investments	$573	$196

Total fees and other income	$573	$196

Total investment income	$20,327	$16,944

EXPENSES
Management fees	$1,953	$2,135
Performance-based incentive fees	1,808	1,678
Interest and amortization of debt issuance costs	6,332	3,344
Professional fees	603	845
Administrative services expense	671	847
Other general and administrative expenses	431	187

Total expenses	$11,798	$9,036

NET INVESTMENT INCOME	$8,529	$7,908

Realized And Unrealized Gains (Losses) On Investments:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(3,085)	$(3,670)
Non-controlled affiliated investments	—	212
Derivatives	—	(2,095)

Net realized gain (loss) on investments	$(3,085)	$(5,553)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	$(3,057)	$829
Non-controlled affiliated investments	(311)	117
Controlled affiliated investments	(2,592)	(1,245)
Derivatives	—	2,442

Net unrealized gain (loss) on investments	$(5,960)	$2,143

Tax (provision) benefit on realized and unrealized gains (losses) on investments	$571	$(440)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	$(8,474)	$(3,850)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$55	$4,058

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$0.01	$0.42
Net Investment Income Per Common Share:
Basic and Diluted:	$0.89	$0.82
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,555,125	9,698,099

1)	During the period ended March 31, 2023, the Company received $301 thousand of non-recurring fee income that was paid in-kind and included in this financial statement line item.

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